Exhibit 21.1

SUBSIDIARIES OF EXODUS MOVEMENT, INC.	JURISDICTION OF
As of March 31, 2025	INCORPORATION
XO Italia XRL Proper Trust AG	Italy Switzerland
3ZERO, LLC	Delaware
OSMIUM, LLC Osmium Europe B.V. Osmium Canada LTD	Delaware Netherlands Canada